EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1. Galena State Bank & Trust Company, an Illinois state bank with its main office located in Galena, Illinois
2. Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa
2.a.   DB&T Insurance, Inc.
2.b.   DBT Investment Corporation
2.c.   DB&T Community Development Corp.
3. Keokuk Bancshares, Inc., a savings and loan holding company with its main office located in Keokuk, Iowa
3.a.   First Community Bank, FSB
3.a.1. KFS Services, Inc.
4. Riverside Community Bank, an Illinois state bank with its main office located in Rockford, Illinois
5.     Citizens Finance Co.
6.     ULTEA
7.     Cottage Grove (acquired March 1, 1997)